Exhibit (1)
INITIAL CAPITAL AGREEMENT
     THIS INITIAL CAPITAL AGREEMENT (the “Agreement”) is entered into as of November 20, 2006, by and between Highland Capital Management, L.P., a Delaware limited partnership (the “Purchaser”), and Highland Funds I, a Delaware statutory trust (the “Trust”), on behalf of its investment portfolio or series, Highland Equity Opportunities Fund (the “Fund”). The parties to this Agreement hereby agree as follows:
     1. SALE AND ISSUANCE OF SHARES. Subject to the terms and conditions of this Agreement, the Trust agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Trust 100 of each of the Fund’s Class A Shares and Class C Shares and 9,800 of the Fund’s Class Z Shares (the “Shares”), at a price per Share of $10.00 for an aggregate purchase price of $100,000. The Shares are the “initial shares” of the Fund.
     2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser hereby represents and warrants to, and covenants for the benefit of, the Trust the following:
     2.1 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made by the Trust with the Purchaser in reliance upon the Purchaser’s representation to the Trust, which by the Purchaser’s execution of this Agreement the Purchaser hereby confirms, that the Shares are being acquired for investment for the Purchaser’s own account, and not as a nominee or agent and not with a view to the resale or distribution by the Purchaser of any of the Shares, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares, in either case in violation of any securities registration requirement under applicable law, but subject nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.
     2.2 INVESTMENT EXPERIENCE. The Purchaser acknowledges that it can bear the economic risk of the investment for an indefinite period of time and has such knowledge and experience in financial and business matters (and particularly in the business in which the Fund operates) as to be capable of evaluating the merits and risks of the investment in the Shares. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the “1933 Act”).

     2.3 RESTRICTED SECURITIES. The Purchaser understands that the Shares are characterized as “restricted securities” under the United States securities laws inasmuch as they are being acquired from the Trust in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the 1933 Act only in certain circumstances. In this connection, the Purchaser represents that it understands the resale limitations imposed by the 1933 Act and is generally familiar with the existing resale limitations imposed by Rule 144 promulgated under the 1933 Act.
     2.4 FURTHER LIMITATIONS ON DISPOSITION. The Purchaser further agrees not to make any disposition directly or indirectly of all or any portion of the Shares unless and until:
     (a) There is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
     (b) The Purchaser shall have furnished the Trust with an opinion of counsel, reasonably satisfactory to the Board of Trustees of the Trust, that such disposition will not require registration of such Shares under the 1933 Act.
     (c) Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Purchaser to any affiliate of the Purchaser, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were the original Purchaser hereunder.
     3. LEGENDS. It is understood that the certificate evidencing the Shares may bear either or both of the following legends:
     (a) “These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the Shares under such Act or an opinion of counsel reasonably satisfactory to the Board of Trustees of Highland Funds I that such registration is not required.”
     (b) Any legend required by the laws of any other applicable jurisdiction.
     The Purchaser and the Trust agree that the legend or legends described in paragraphs (a) and (b) above shall be removed at a holder’s request when they are no longer necessary to ensure compliance with federal securities laws.

     4. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     5. SIGNATURE. This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his or her capacity as an officer of the Trust.

     IN WITNESS WHEREOF, the undersigned have executed this Initial Capital Agreement as of the date first written above.

HIGHLAND FUNDS I

By:	/s/ Joe Dougherty
Name:	Joe Dougherty
Title:	Senior Vice President

HIGHLAND CAPITAL MANAGEMENT, L.P. by Strand Advisors, Inc., its General Partner

By:	/s/ Jim Plohg
Name:	Jim Plohg
Title:	Assistant Secretary

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